CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Nuveen Enhanced High Yield Municipal Bond Fund of our report dated May 26, 2023, relating to the financial statements and financial highlights, which appears in Nuveen Enhanced High Yield Municipal Bond Fund’s Annual Report on Form N-CSR for the year ended March 31, 2023. We also consent to the references to us on the cover page of the Statement of Additional Information and under the headings “Independent Registered Public Accounting Firm,” “Financial Statements,” “Legal Opinions and Experts” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

July 27, 2023